Exhibit 99.1

Event Name: Q3 2019 CoreCivic Earnings Call

Event Date: 2019-11-07T10:00:00 CST

Corporate Participants:

Cameron Hopewell - CoreCivic, Inc. - MD of IR

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

Conference Call Participants:

Dane Bowler - 2nd Market Capital Advisory Corporation

Joe Gomes - Noble Capital Markets

Jordan Sherman - Ranger Global Real Estate Advisors

Steven Rothenberg - The Colony Group

P R E S E N T A T I O N

Operator

Good morning. My name is Shelby, and I will be your conference operator. As a reminder, this call is being recorded. At this time, I’d like to welcome you to the CoreCivic’s Third Quarter 2019 Earnings Conference Call. (Operator Instructions.)

I would now like to turn the call over to Cameron Hopewell, CoreCivic’s Managing Director of Investor Relations. Mr. Hopewell, you may begin your conference.

Cameron Hopewell - CoreCivic, Inc. - MD of IR

Thanks, Shelby. Good morning ladies and gentlemen, and thank you for joining us. Participating on today’s call are Damon Hininger, President and Chief Executive Officer, and David Garfinkle, Chief Financial Officer. We are also joined in the room by our Vice President of Finance, Brian Hammonds.

During today’s call our remarks, including our answers to your questions, will include forward-looking statements pursuant to the Safe Harbor provisions of the Private Securities and Litigation Reform Act. Our actual results or trends may differ materially as a result of a variety of factors, including those identified in our third quarter 2019 earnings release issued after market yesterday and in our Securities and Exchange Commission filings, including Form 10-K, 10-Q and 8-K reports. You are also cautioned that any forward-looking statements reflect management’s current views only and that the company undertakes no obligation to revise or update such statements in the future.

On this call, we will also discuss certain non-GAAP measures. A reconciliation of the most comparable GAAP measurement is provided in our corresponding earnings release and included in the supplemental financial data on the Investors page of our website, corecivic.com.

With that, it’s my pleasure to turn the call over to our President and CEO, Damon Hininger. Damon?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Thank you, Cameron. Good morning, everyone, and thank you for joining our third quarter 2019 conference call today.

CoreCivic is a diversified real estate investment trust specializing in delivering government real estate solutions to serve the public good. We are the country’s largest private owner of real estate assets in U.S. government agencies, with 105 facilities totaling over 17 million square feet of real estate and a 35-year history of delivering a broad range of solutions to help solve tough government challenges in flexible, cost-effective ways. Our unique diversified portfolio of assets generates a steady reoccurring cash flow stream underwritten by investment-grade government tenants.

Each of our three business segments provide specialized real estate to government tenants. Our Safety segment owns and manages corrections and detention facilities, including 51 correctional and detention facilities with a design capacity to safely and securely care for over 73,000 people. In the last 5 years in this segment, we’ve helped over 30,000 individuals achieve their high school equivalency or an industry recognized trade certificate, which evidence-based research has shown to materially reduce recidivism rates.

Our Community segment is a network of residential reentry centers and nonresidential, community-based correctional alternatives that helps address America’s recidivism crisis and includes 27 residential reentry facilities with a design capacity to support 5,274 individuals. We also provide nonresidential, community-based services to approximately 33,000 people on a daily basis.

Finally, our Property segment is a portfolio of mission-critical government leased properties that, as of the end of the third quarter, includes 27 properties representing nearly 2.3 million square feet of real estate, with ongoing development of an additional 400,000 square feet to come online in the first quarter of 2020. This portfolio produces predictable reoccurring cash flows through leases backed by high credit quality government tenants with a weighted average lease term of 5.8 years.

We once again experienced strong year-over-year growth in the third quarter due to a combination of increasing federal and state demand for our real estate solutions and the contribution from our recent acquisitions in our Community and Property segments.

Our total revenue of $509 million in the third quarter represents a 10% increase from the prior year, and for the second quarter in a row, sets the high-water mark in the company’s history for quarterly revenue. Our rapid growth is a direct result of positive growth trends in CoreCivic Safety and our diversification into CoreCivic Community and CoreCivic Properties, whose year-over-year revenue growth for the quarter were 23% and 30%, respectively.

Our largest segment, CoreCivic Safety, reported revenue of $458 million, an 8% increase over the prior year due to the impact of a wide range of new state and federal contracts we’ve been awarded and have commenced over the past year. It is clear that our strong financial performance in the third quarter and throughout 2019 has been the result of each of our business segments performing well.

Our third quarter normalized FFO at $0.70 per share represents a 21% increase versus the third quarter of 2018 and exceeded the high end of our guidance by $0.08 per share. Our AFFO of $0.70 per share represents a 30% increase over the prior year and a 9% share above the high end of our guidance. Our adjusted EBITDA in the third quarter of $115.4 million represent a 16% increase from the prior year quarter, which exceeded the high end of our Q3 guidance by nearly $10 million.

Our third quarter financial performance and improved outlook for the full year has been reflected in our updated full year 2019 financial guidance.

We are now forecasting normalized FFO for the year in the range of $2.64 to $2.68, an increase to our previous guidance by $0.06 per share at the midpoint. At the midpoint, this represents a 15% increase over our 2018 normalized FFO per share of $2.31.

The growth we’ve experienced in CoreCivic Safety is a result of increasing demand for both state and federal partners. In fact, since the start of 2018, we have been awarded or activated 11 new contracts totaling up to 12,000 beds across 8 of our safety facilities. This includes new federal contracts with the United States Marshals Service and Immigration and Customs Enforcement at our 2,232-bed Adams County Correctional Center in Mississippi, awarded in August of 2019, and our 1,422-bed Eden Detention Center and our 910-bed Torrance County Detention Facility, both of which have been in the process of activating since their contract awards in May of 2019.

We have also been awarded multiple state-level contracts, including an August of 2019 award from the State of Kansas to house up to 600 individuals at our Saguaro Correctional Facility in Arizona or at other facilities upon mutual agreement. In late October we transported 120 individuals to our Torrance facility under this new contract.

The growth of our CoreCivic Community and Property segments during 2019 continue to be driven by our recent M&A transactions. The solutions offered by our Community segment have been expanded by our acquisition of two nonresidential, community-based corrections alternative companies in 2018. We see demand for these services continue to increase and believe there are opportunities available to expand our market share in this space.

Our Properties portfolio has also experienced strong double-digit revenue growth throughout 2019. This is mostly due to the incremental contributions from our $242 million acquisition of the 540,000-square-foot SSA Baltimore property in August of 2018. Additionally, we completed the acquisition of 217,000-square-foot National Archives and Records Administration property in Ohio in September of 2018, and we closed on a 37,000-square-foot property in Detroit leased to the Michigan Department of Health and Human Services in May of 2019. These accretive acquisitions have produced strong revenue and NOI growth for both the Community and Property segments this year, and we believe these investments will generate long-term shareholder value through our expanded scope of services and real estate offerings.

Having summarized key drivers of our third quarter financial results, I’d like to shift our focus to business developments and market opportunities impacting future financial performance. In the Safety segment, we still have a number of facility activations underway that we have yet to impact our financial performance but are expected to contribute to future growth.

In May, our 1,422-bed Eden Detention Center and our 910-bed Torrance County Detention Facility were separately awarded contracts with the United States Marshals and ICE, respectively. Activation of both facilities has continued on schedule, and it is expected that stabilized occupancy will be reached during the fourth quarter of 2019. Once this milestone is reached, the facilities are expected to contribute approximately $60 million to $70 million in annualized revenues.

The 512-bed expansion of our Otay Mesa Detention Facility was completed in late September, bringing the facility’s total capacity to 1,994 beds. In early October, we began to accept additional population from both the United States Marshals and ICE at the facility, today totaling approximately 1,700 individuals. We anticipate due to longstanding regional demand, the expansion capacity to be fully utilized by the end of the fourth quarter. We were able to complete this expansion project 1 month ahead of schedule and at a total cost of $39 million, or approximately $3 million under our initial budget.

We are also in the process of activating a new contract with ICE at our 2,232-bed Adams County Correctional Center. The contract with ICE was awarded in August of 2019. However, we began housing up to 660 ICE detainees at the facility earlier in the summer under a pre-existing contract with the federal Bureau of Prisons. We were not awarded a new contract at Adams with the BOP upon its expiration in June but were successful in quickly transitioning to a new contract with ICE.

We value our longstanding partnership with the BOP at Adams and believe that pricing was the primary reason the BOP awarded the contract to another bidder. This belief is supported by the fact that in the last quarter of our operations at Adams under the BOP contract, we were awarded a $2 million bonus due to the facility’s exceptional operational performance. We believe we continue to deliver this exceptional performance under our new contract with ICE that commenced in September, and we currently care for approximately 1,250 detainees at the facility.

In August we were awarded a new contract from the State of Kansas to house up to 600 offenders out of state. In late October, we accepted a 120 inmates at our 1,896-bed Saguaro Correctional Facility in Arizona pursuant to this new contract. We also care for approximately 1,300 inmates at the facility from the State of Hawaii, and a 100 inmates from Nevada.

Aside from these recent contract wins, there are multiple procurements in the market that could result in new contracts in CoreCivic Safety before the end of the year. Most notably, the State of Idaho has an active RFP for up to 1,200 inmates, and Alaska recently issued an RFP for up to 750 inmates, all of which are to be held outside the respective states. We believe we are uniquely positioned to meet the requirements of both RFPs with available capacity in multiple locations that should be attractive to both states, which could potentially result in activation of another of our currently idle facilities. We currently have 6 idle prisons and detention facilities, representing a total idle capacity of 7,482 beds, so we have ample capacity to propose for these opportunities.

In our Community segment, our pace of acquired additional residential reentry facilities have moderated in the last year due to, in large part, to the highly fragmented market of residential reentry providers across the country. We have continued to pursue select opportunities and expect to complete additional acquisitions in this segment. Throughout the year, we have focused on integrating the operations of 2 nonresidential, community-based service companies we acquired in 2018 to create a consistent CoreCivic platform. We believe our integration better positions the company to compete for new market opportunities.

In May of this year, ICE issued an RFP for the rebid of their Intensive Supervision Appearance Program, also known as ISAP. The ISAP program is the largest electronic monitoring contract in the world, serving well over 100,000 active participants on a daily basis. We have remained engaged throughout the procurement process and believe we have offered a competitive option. The estimated award date for this opportunity is currently identified as late 2019, but it may slip into early 2020.

Finally, in our Property segment, we had a number of promising developments recently that could contribute to meaningful future growth. As I mentioned earlier, our M&A activity has been the primary driver of this segment’s growth in 2019, but in 2020 we will see another organic opportunity to drive growth, starting first with the anticipated first quarter 2020 completion of the Lansing Correctional Facility construction project. This 2,432-bed facility will be operated by the State of Kansas under a 20-year lease agreement and will generate first year rent of approximately $15 million. This first-of-its-kind transaction has provided a proven pathway for other jurisdictions that are looking to address shortcomings within their own criminal justice infrastructure.

The State of Alabama has been pursuing a similar path throughout 2019. The State is looking to consolidate approximately 15 outdated, overcrowded prisons into 3 large-scale, state-of-the-art facilities, financed and constructed by the private sector. The State estimates the aggregate size of this procurement to be approximately 10,000 beds at a cost of nearly $1 billion. Over the summer they issued a request for qualifications, which is expected to turn into an RFP in the coming weeks. Upon publication of the RFP, we will be able to better define the award time line, but the latest information published by the State suggested an initial award date near the end of 2019.

This opportunity in Alabama wouldn’t contribute to earnings next year, considering the expected construction time line, but it is further evidence that the build-finance-lease model pioneered by CoreCivic Properties is resonating with government agencies dealing with critical criminal justice system infrastructure needs. We know there are at least a half a dozen other states and municipalities considering a similar process to address their aged, inefficient infrastructure.

For decades, appropriators at the federal, state and local level have routinely declined to provide sufficient funding to address failings within their criminal justice infrastructure, may be an access to private capital and industry expertise brought first to market through our CoreCivic Property segment, the most efficient, cost-effective way to address these previously unmet needs. We are pleased to see this offering is resonating and expect to see more of these type of opportunities come to market.

Aside from these development opportunities, there have been 2 additional opportunities surfaced that we would refer to as organic that could expand our CoreCivic property segment in 2020. We are talking to a number — a couple of states about leasing existing idle CoreCivic facilities to help them relieve overcrowding and/or the challenges with old infrastructure. These are additional examples of how the unique solutions offered by CoreCivic Properties are resonating.

These assets are currently identified as idle facilities in our Safety business because in the past we have provided our traditional turnkey solutions to government partners under past contracts. However, these state partners now find their most significant need to be our mission-critical real estate, so a simple lease agreement better fits their needs. Should we successfully enter into the proposed lease agreements, we will see even faster growth in the CoreCivic Property segment next year.

It is clear that not only have all 3 of our business segments grown meaningfully throughout the first 3 quarters of 2019, but each segment is positioned for continued growth and has numerous new market opportunities for which to compete.

It is also important to note that we don’t have any material contracts subject to competitive rebids over the next 12 months, so we believe we are positioned well to capitalize on a large number of market opportunities outstanding.

Before I close with an update on our capital access to capital allocation strategy, I’d like to talk briefly about recently signed legislation from the State of California aimed at our industry, commonly referred to as AB32. The legislation generally prohibits new contract renewals of existing contracts between private for-profit entities and government agencies for the operation of detention facilities within the state, with a 2028 sunset for the use of private for-profit entities by the state.

First, it is important to remember that our out-of-state contract with California came to an end in June of this year, as we expected. Second, AB32 excludes facilities leased from private for-profit entities such as our 2,560-bed California City Correctional Center that is operated by the California Department of Corrections and Rehabilitation. And we believe the restrictions included in AB32 to force a phase-out of federal detention and residential reentry facilities under private management goes against federal law.

Finally, we believe the federal government is looking at various options. We will continue to monitor this matter, and we will provide updates as appropriate if conditions change and we believe it could have an adverse impact on our operations in California.

And as I mentioned, I’d like to close my remarks by providing you with an update on our banking relationships, access to capital and how we are thinking about our long-term capital allocation strategy.

First off, we are in an excellent position by all relevant credit metrics and have strong, growing cash flows. Our total debt leverage has declined to 3.5x through the third quarter of 2019, down from 3.9x as of year-end 2018, which is a very — which is very conservative compared to overall publicly traded REIT universe and within our industry. Our overall liquidity under our revolving credit facility, which doesn’t mature until April of 2023, is nearly $600 million. And our normalized FFO per share and cash flows are growing at strong double-digit rates. By all accounts, we have positioned the company to continue to be very attractive from the perspective of our creditworthiness.

We have been very pleased with the response we have received from the financial community, as we have recently made efforts to cultivate new banking relationships. In addition to our strong credit metrics, and just as important, they see how passionate we are in our commitments to better the public good by preparing offenders to successfully reenter our communities.

We have shown our commitment to transparency and engagement with our interested parties through opening of our doors to anyone, leading in sustainability through our industry-first ESG reporting and annual reentry reports. This is why we believe we will continue to enjoy cost-effective access to capital, enabling us to manage our balance sheet and access capital when necessary.

In addition, our quarterly dividend is very well covered and an AFFO payout ratio of 66% through the first 9 months this year. This payout level is very manageable, given our strong cash flows and well below the average REIT AFFO payout ratio. Since converting to our REIT in 2013, we have maintained a targeted AFFO payout ratio of 80%. However, in light of our current dividend yield, we do not believe it is the best use of our capital to allocate additional cash flows towards increasing the dividend at this time. As we discussed in our second quarter call in August, we believe it is more prudent to allocate our excess cash flows above the current dividend level to other priorities.

We continue to assess the M&A opportunities on a case-by-case basis, as we believe further growth of our CoreCivic Community and Property segments will generate long-term shareholder value. However, current valuation of our debt and equity securities require us to target acquisition opportunities with above average risk-adjusted returns and to restructure unique deals that don’t require significant cash at closing, both of which reduced the number of potential targets in our M&A pipeline.

As a result, we believe the best use of our excess cash flows in the near term are to further reduce our leverage profile. We generate approximately $100 million in excess annual cash flow after the dividend and maintenance CapEx, so we can materially reduce our leverage over time, especially when coupled with the strong cash flow growth trajectory of our underlying portfolio. The conservative manner in which we manage our balance sheet, coupled with our strong cash flow generation and growth trajectory, makes us very confident that we will continue to have cost-effective access to capital going forward.

I’d now like to pass the call over to Dave to provide a more detailed look at our financial results in the third quarter and of our outlook for the final quarter of 2019. Dave?

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

Thank you, Damon, and good morning, everyone. In the third quarter, we generated $0.41 of EPS or $0.47 of adjusted EPS compared to our guidance range of $0.37 to $0.39. Normalized FFO totaled $0.70 per share compared to our guidance range of $0.60 to $0.62. AFFO totaled $0.70 per share compared to our guidance range of $0.59 to $0.61.

Adjusted EBITDA was $115.4 million for the quarter, exceeding the midpoint of our guidance by $210.2 million. Adjusted amounts exclude startup and M&A expenses and charges associated with the adoption of tax reform in the prior year.

Our financial results exceeded our guidance levels, largely the result of higher-than-projected populations in our CoreCivic Safety segment, the favorable settlement of a contractual dispute with respect to revenues that would have been recognized during the previous several years amounting to $0.03 per share and a bonus award earned under one of our safety contracts for exceptional operating performance of $0.02 per share, partially offset by $0.01 more in G&A expense than we had forecast.

Compared to the prior year quarter, adjusted EPS increased $0.11, normalized FFO increased by $0.12 per share and AFFO increased $0.16 per share. The per-share growth and adjusted EPS, normalized FFO and AFFO from the prior year quarter represent per-share increases of 31%, 21%, and 30%, respectively.

Occupancy increased from 80.8% in the prior year quarter to 82.9% in the third quarter of 2019. During June and July 2018, we were awarded 2 new federal contracts at our Tallahatchie County Correctional Facility in Mississippi and at our La Palma Correctional Center in Arizona. In September 2018, we were also awarded a new contract at our Tallahatchie facility from the State of Vermont. During the third quarter 2019, we began accepting federal offenders following the activation of our previously idled Eden Detention Center in Texas and our Torrance County Detention Center in New Mexico pursuant to 2 additional new contract awards.

These new contracts more than offset the impact from the expected removal of the remaining populations from the State of California at the La Palma facility and BOP populations at our Adams County Correctional Center in Mississippi, which was transitioning populations from a BOP contract that expired in August 2019 to a new contract with ICE.

We continue to manage a strong balance sheet with leverage of 3.5x using the trailing 12 months and 3.4x in annualizing third quarter 2019 results. At September 30 we had $48 million of cash on hand and $586 million of availability on our revolving credit facility in addition to a $350 million accordion feature under our credit facility, which matures in 2023.

We have $325 million of unsecured notes maturing in April 2020 and currently have the capacity under our revolving credit facility to repay these notes if we choose at any time prior to maturity. Although the price of our debt and equity have been affected, primarily by recent headlines from some of the industry’s banking partners as well as Washington politics, we will continue to monitor capital markets and may alternatively issue debt securities or obtain other forms of capital to refinance these notes.

Our 2019 capital expenditure forecast includes $86 million for ongoing construction of the new Lansing Correctional Facility in Kansas, including $17 million for the remainder of 2019. The project is being 100% financed with a previously disclosed private placement, drawing quarterly installments to align with construction expenditures, thereby requiring no cash from operations or our credit facility. The private placement matures in January 2040. This project is on schedule for delivery in the first quarter of 2020 and on budget at a total estimated cost of $155 million to $160 million.

Our full year 2019 capital expenditure forecast also includes $24 million for the 512-bed expansion of our 1,482-bed Otay Mesa Detention Center in California, which we started last year and completed in the third quarter of 2019, a month ahead of schedule and under budget at a total cost of $39 million. We began accepting federal offenders into the expansion last month.

Aside from the capital expenditures for the Lansing Correctional Facility for which we have already obtained project-specific financing, we have virtually no remaining capital commitments for facility construction.

Moving next to a discussion of our earnings guidance, as indicated in the press release, adjusted EPS guidance for the fourth quarter of 2019 is a range of $0.38 and $0.42. Normalized FFO per share guidance for the fourth quarter is $0.60 to $0.64, and AFFO per share guidance is $0.59 to $0.63.

For the full year, adjusted EPS guidance is a range of $1.74 to $1.78, up from our prior guidance of $1.68 to $1.72. Full year normalized FFO per share guidance is a range of $2.64 to $2.68, up from our prior guidance range of $2.58 to $2.62. And full year AFFO per share guidance is $2.59 to $2.63, up from our prior guidance range of $2.53 to $2.57. Adjusted EBITDA guidance for the fourth quarter is $104.8 million to $108.3 million and for the full year is $445.2 million to $448.7 million.

At the midpoint, our full year 2019 guidance reflects an increase over 2018 adjusted EPS of 21%, growth in normalized FFO per share of 15% and AFFO per share growth of 19%. As our outlook has continued to improve, we have increased the midpoint of our 2019 full year normalized FFO and AFFO per share guidance by $0.26 each since our initial guidance published in February 2019.

Our guidance reflects the continued intake of populations in the fourth quarter of 2019 of 2 previously idled facilities, our 1,422-bed Eden Detention Center in Texas and our 910-bed Torrance County Detention Center in New Mexico where, as I mentioned, we entered into new contracts earlier this year with the U.S. Marshals Service and ICE, respectively.

Aside from these activations, as I indicated in last quarter’s earnings call, our forecast contemplated a lower level of ICE populations in the second half of 2019 than the levels from the first half of 2019. We experienced reductions in ICE populations in September, consistent with an overall decrease in border apprehensions in September, and we did lower our Q4 ICE population projections a bit from our last quarter guidance to be more consistent with current occupancy levels.

We will continue to manage our balance sheet prudently and sharpen the focus on our capital deployment strategy in light of the current bank market. Nonetheless, we see opportunities in our CoreCivic Property segment to acquire additional government leased assets with attractive risk-adjusted returns and are pursuing creative financing strategies to minimize the amount of cash used for such acquisitions.

The adjusted EBITDA guidance in our press release enables you to calculate our estimated effective income tax rate of 4% to 5% for the fourth quarter and full year and provides you with our estimate of total depreciation and interest expense for the fourth quarter and full year 2019. We expect G&A expenses to be approximately 6% of total revenue.

As I’ve just outlined in my remarks, CoreCivic is financially strong and generates significant cash flows. At the midpoint of our updated 2019 guidance, we expect to generate over $300 million of AFFO, a proxy for cash flow after maintenance CapEx but before dividends. At the current quarterly dividend rate of $0.44 per share, our dividend is annualized to just over $200 million, leaving $100 million of residual cash flow. Our dividend is well covered with an AFFO payout ratio of 67% based on our updated guidance, meaningfully lower than our guided dividend policy of 80%.

Despite noise around our sector, federal, state and local governments continue to see value in outsourcing their needs to CoreCivic and have been using our solutions at an increasing pace. Over the last 24 months, we have completed the intake of new populations from the states of Ohio, Kentucky, Nevada, South Carolina, Vermont and Wyoming pursuant to new management contracts. We signed 2 large contracts with the U.S. Marshals Service and 3 large contracts with ICE, 2 agencies that rely on the private sector for a substantial portion of their real estate needs because they do not have their own detention capacity. 2 of these contracts resulted in reactivation this year of 2 previously idled facilities.

On more than one occasion, we have had multiple customers competing for the same real estate asset, and these government needs continue. This quarter we accepted 120 inmates from the State of Kansas to a facility we own in Arizona under a new contract for up to 600 beds awarded last quarter. This contract is an addition to the aforementioned agreement we executed last year with the state to construct and lease the new 2,432-bed Lansing Correctional Center under a 20-year lease agreement that is expected to commence in the first quarter of 2020, an agreement that may be emulated by the State of Alabama next year.

Last month we also began accepting additional federal offenders into the 512-bed expansion we completed at our Otay Mesa Detention Center. Although we have not yet executed a definitive agreement, we are in separate discussions with 2 different states to lease 2 of our idle facilities. We have previously managed both of these facilities for several state partners years ago as CoreCivic Safety facilities. These opportunities further demonstrate the flexible multi-use solutions of our real estate portfolio, where we can provide facilities operated by our government partner through a lease in our CoreCivic Properties portfolio or a turnkey solution, where we provide both the real estate and correctional services in our CoreCivic Safety portfolio.

As Damon mentioned, the States of Idaho and Alaska both have outstanding solicitations for out-of-state capacity for up to 1,200 and 750 offenders, respectively, which could require an activation of another one of our idle facilities if we are successful in winning these new contract awards.

We are not yet ready to provide financial guidance for 2020, but we already have new contracts in place, driven by increasing demand that position us well to continue to grow cash flows without the need to deploy any new capital in 2020, which could result in naturally delevering our balance sheet even further from the current conservative level. We are positioned for cash flow growth and further delevering, even though we don’t currently expect to sustain the elevated populations from our several legacy facilities we experienced during the second and third quarters of 2019.

As a reminder, we currently generate approximately $2 billion of annual revenue and own over $4 billion of valuable, mission-critical real estate assets used by our government partners that have very little to no alternative capacity. Approximately 92% of our real estate is unencumbered.

We will continue to monitor the capital markets and also evaluate raising alternative sources of capital, including but not limited to joint ventures, property sales, mortgage indebtedness, private placements and other forms of private capital. I’m confident that we will continue to have access to the capital we will need, considering the cash flows that we generate from valuable, unencumbered real estate assets and the growth prospects that we continue to see in the business.

I will now turn the call back to the operator, Shelby, to open up the lines for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

[Operator Instructions.] We’ll take our first question from Joe Gomes with Noble Capital.

Joe Gomes - Noble Capital Markets

On the California AB32, just wondering, have you guys seen any momentum out there for other states to go down that same path?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes, so this is Damon. The answer is no. I will tell you that I’ve been with the company 27 years, and I think there’s been a couple of times, in at least my tenure with the company, where there’s been couple of other states that kind of made a similar run. And as you know, as I said in my script, there’s various options that the federal government can consider. And so what I’ve seen in the past is the federal government will point to the supremacy clause, which you know — which as you know, the Constitution and federal laws trump or take precedence over any state laws or state constitution and don’t allow states to interfere with any federal function. So I don’t see, to your question, I don’t see anything as I look around the country, any other efforts.

But I do — historically, there has been other states that made similar actions, and the federal government reminds, obviously, that the supremacy clause, in that case — in those cases trumped any kind of state activity, state laws.

Joe Gomes - Noble Capital Markets

Okay, and how vulnerable are you guys to other states in-sourcing populations, or are we at a point where there’s just no government capacity and that your facilities are really the ones that are available to house populations?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes. We don’t see any — first, we don’t see any new capacity being built virtually anywhere in the country. There’s been a couple of efforts like Alabama, but even in those cases, they’ve had difficulty to get the funding from the respective legislatures, so even if they need new capacity, they deal with aged or really old infrastructure, they think the private sector, our solutions, can bring a solution forward and let them accomplish those type of goals to replace that capacity.

But the second is, yes, we don’t see any really available capacity around the country. So we think our capacity based on locations is really mission critical to those respective agencies’ needs. And with that are some of the newest beds within those respective jurisdictions.

So if you look at our system on the Safety side, our average age is about 20 years old, and I would say most states, their average age is anywhere from 50 years to 75 years. So not only is there no excess capacity, but we’re also the youngest portfolio — or youngest beds, I should say, in a lot of those jurisdictions. Anything to add to that, David?

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

You saw that I mentioned a couple of states looking at leasing facilities, so that’s an alternative option for states as well if they prefer state employees operate their correctional facilities. We’ve done that in a couple of states already. We’re happy to have those conversations.

Joe Gomes - Noble Capital Markets

Okay, great. And then one last one for me. Given that we are at some record low unemployment rates, how challenging is the labor market for you guys these days, and what are you doing to deal with the tight labor market?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes, so I would say, generally, if I look at our overarching enterprise — about 15,000 employees — I’d say we’re holding our own; we’re actually doing pretty good. We do have a couple of markets like here in Tennessee where the market has been really red-hot and obviously put some strain, a little bit on the labor market as an employer, but I think generally, we’re in good shape and have been holding our own.

The other thing I would just say as a reminder, I think you and many others on the call knows already, but on our federal contracts, which is about half our business, if those wages go up, we actually get reimbursed, dollar-for-dollar, through (inaudible) adjusted general federal contract. So even if the wages go up, that is actually cost that we can get recouped from the federal government in those contracts, so that’s a nice provision on about half of our business.

Operator

We’ll take our next question from Dane Bowler with 2nd Market Capital.

Dane Bowler - 2nd Market Capital Advisory Corporation

Good quarter, guys. Just following up on that previous question from — about the AB32, can you just clarify that because the Otay Mesa facility is ICE and U.S. Marshals, those would be federal and so the supremacy clause would in fact allow those contracts to continue? Have I got that right?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes, correct. So I can’t speak exactly to what the federal government is thinking at the moment. I know they’re looking at various options, but again, its history is indicated. When I think about this in other states, one thing the federal government quickly points out to the state is that the supremacy clause within the Constitution, the U.S. Constitution and federal laws trump and take precedence over any state constitution and state law. So that is an option that maybe the federal government considers in this case. And one other thing I’d just say about that facility, as I mentioned earlier in my prepared remarks, we just completed an expansion of that facility and that population’s being ramped up in the expansion. So I think again, they acknowledge the federal government is considering options. But I feel like that’s a good facility for a location where they have additional demand.

Dane Bowler - 2nd Market Capital Advisory Corporation

Okay, great, it’s very helpful. And then, just following up on the scope of the state contracts like you do in Kansas, you mentioned, I believe, Alabama and a few others. What potential size of those contracts could you see, say, 5 years down the road?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

So you cut out there a little bit. I think it was the size of the contracts that we’re currently considering, so Idaho is about up to 1,200 beds they’re looking for out of state. Kansas is looking for — Kansas, I should say, has already awarded about 600 beds. And then I think for Alabama, which would be a Properties opportunity, that would be about 10,000 beds.

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

And the cost — the only estimate we have on costs would really be in Alabama based on their — on our Q today, they have estimated at close to $1 billion, or more precise, 3 facilities for approximately $900 million of construction costs.

Operator

We’ll take our next question from Jordan Sherman with Ranger Global Real Estate Advisors.

Jordan Sherman - Ranger Global Real Estate Advisors

I have 2 questions. One is probably quicker, and then another on the political overlay. Any update on — and I apologize if I missed this — any update on Puerto Rico?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

We do not provide an update on Puerto Rico, but we are still in constant communication with the government, with the commonwealth. The conditions in those facilities continue to worsen, especially with the hurricane they had a couple of years ago. And unfortunately, they’ve had some pretty tragic incidents within their facilities, too. And obviously, their fiscal situation also is in a difficult play, so we’re continuing the conversation with them. We do think that providing some capacity within our existing Safety portfolio would be not only something that will provide immediate relief but also be very cost effective. So nothing other than that to report at the moment, but we are in active conversations with them.

Jordan Sherman - Ranger Global Real Estate Advisors

Okay. And then considering where the stock is trading, I think people — it seems to me that people have priced in the worst-case scenario with a change — a potential change in the administration coming next year. And I guess I’m just — you’ve talked about some of the state opportunities; obviously, that would be an offset. But I guess from a federal level, if there was a change of administration with a more, say, hostile outlook on private prisons, can you just run us through what is — what could they do to impact your business, and how that would flow through? What would be the worst case possible scenario, considering that ICE and U.S. Marshals have very little of their own capacity?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes, an important question, so let me walk you through that. As we think about worst-case scenario, we think that the need for capacity does not change. And also, the alternatives to our capacity is not available, so I’d start with that overarching assumption.

So as we think about worst-case scenario, we think that an option could be if there is a big push not only in federal, but at state level to eliminate use of the private sector to provide real estate and services, that maybe the option that they ask us to consider is to either buy our existing assets or capacity or lease our facilities. And so let me walk you through, first, a little bit of math that we explained through.

So as you know, we’ve got about 73,000 beds of capacity in our Safety segment. Of that, about 65,000 is beds that we own outright. So if you take that 65,000 and consider some recent building that the federal or states have done here in the last, let’s say, probably 4 years or 5 years, at the federal level we’ve seen cost per beds in the range of $200,000 to $400,000 per bed. And at the state level, we’ve seen some building projects in the range of $100,000 to $200,000 a bed.

So look at it this way: if you think about half our business is with the federal, half our business with the states, $200,000 per bed is probably a good average per bed if you look at recent building projects within our industry. So you take that $200,000 per bed. It gives the 65,000 beds that we own, that gives you a valuation of about $13 billion for our real estate.

So I think if worst-case scenario is they don’t want to use the private sector no longer for services, but they don’t have an alternative, they don’t want to build new capacity, and they need our capacity, either an outright purchase or a lease of that capacity, we think it is probably net positive at the end of the day. Now $13 billion, you can argue what the right cap rate is on that, but I think if you look at our current market cap in the equity market, again, I’d say that’s still a net positive.

And also I’d say if you look at the overarching enterprise, that does not include, that $13 billion does not include Property or Community. So if you just did a simple, let’s say, 13x to 15x multiple on the FFO earnings from the Property segment, that would get you in around the $900 million range for that portfolio alone, and then another $300 million if you look at the acquisition we’ve done on the Community segment. So that gives you a sense of enterprise value into the real estate.

The other things I’d point you — again, think about worst-case scenario — is that the value of our real estate, again, is very, very attractive because it gives good locations, it’s the newest portfolio in many of these — in these jurisdictions. And another data point is if you look at our pricing, so you look at our cost per day, if you look at our supplemental release last night, it’s at about $80 per man-day. That’s about an 8% increase over the last 2 years, and it’s about a 5.5% increase in the last year. So the pricing on our real estate continues to improve. And again, I think that shows the value of our facilities.

The final thing I’d say again, just showing the value of our real estate, is that we had flips here in last few years, a couple of facilities that were the Safety segment to the Property segment. And both those contracts, if you just look at earnings from a dollar perspective, the earnings is actually better than we owned — when we owned and managed the facilities ourselves.

So again, worst-case scenario, maybe in the case where they don’t want privatization but they need our real estate, and a purchase or a lease of that real estate actually is going to be a net positive for the company, because there is no alternatives and we could be a lot quicker and easier to give them access to capacity versus them trying to do it on their own.

Jordan Sherman - Ranger Global Real Estate Advisors

Perfect. And I just want to drill down a little bit on — so that’s the alternative capacity. I just want to drill down a little bit on the need. What would have to change — how would things change — how could — to reduce the need, what — how could, because that’s one other thing. I mean, clearly, if we want open borders that’s — but I don’t think anyone expects that — we would have a dramatic decrease in need or maybe not. But specifically for who you — who are in your prisons, but can you just talk about how that might play out under worst-case scenario?

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Absolutely. So let’s just break it again into 2 pieces, the federal and the state. So on the state side, what I would say, put California aside. California has obviously been very unique here in the last 13 years, with the severe overcrowding and they’ve done a lot of reforms. But if you take California out of the mix, what would I would say is we look over the next 5-year growth, the population growth, it’s probably in the range of 1%, 2%, maybe 3% year-over-year. And most states — virtually all states, I should say — do 5-year projections, so we’re looking at their numbers, not our numbers relative to what they’re forecasting.

So as I think about the need on the state side and the engagements we’ve already got with our state customers, that business looks very stable. In addition, like I say, we are the newest capacity in those states. So I’ll give you a quick example; California comes to mind, actually.

Again, I said earlier, our average age of our Safety beds is about 20 years in California. If you look at their capacity, it’s about 50 years. So there are 2.5 years — 2.5 times of older capacity. So again, not only is our capacity younger, but it’s probably a lot more efficient. So again, it makes our real estate very, very valuable.

On the federal side, what I would say is that the biggest jurisdiction I’d see a reduction in here the last 10 years is the Federal Bureau of Prisons. We are down to 1 contract with them, so about 2% of our revenue. So if there is any kind of volatility still, where the Federal Bureau of Prisons gets down to 1 contract, so very minimal risk for us as we think about 2020.

And then with ICE and Marshal Service, the funding for Marshal Service has been very stable. Again, decisions on populations — those are driven by U.S. attorneys and federal judges, so they’re not driven by administration. And like the ICE funding is — or ICE capacity is determined by funding from Congress that ultimately the President has to sign. So it’s got to go through, obviously, both chambers within the Congress and then ultimately signed by the President.

Populations can obviously be impacted if there is lower funding for ICE, but if you look at last 25 years, actually, there has been no year-over-year decrease in funding for ICE detention capacity, even with both Democrats and Republicans, either in House, Senate or in the White House. So I don’t know of you have anything to add to that, David.

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

Just to your earlier point, Damon, on the math around our real estate, the BOP obviously has their own correctional capacity, their own correctional officers, unlike U.S. Marshals and ICE. So U.S. Marshals and ICE rely exclusively on the private sector and county jails for their detention capacity. So when it comes to them needing the real estate — again to your point on the need — they have the need. We provide that real estate.

Operator

We’ll take our next question from Steven Rothenberg with The Colony Group.

Steven Rothenberg – The Colony Group

I want to follow up from that last, the last bunch of questions, which was very helpful in your answers about that. So I’ve been very pleased with what you’ve done over the past year as far as filling capacity, and the business is operating quite well and you’re making a lot of good, smart decisions and getting things done. But of course, the stock is almost back towards where it was when President Obama was going to make federal prisons illegal — private use of it. And so I’m just wondering, you’ve — things are operating well. Obviously, we’re in a political environment where a certain candidate will talk and the stock gets hit harder. But in a year from now, things can change, and even though what you just spelled out as to actually how you’re positioned is good as far as what might actually happen, I’m just wondering if the Board and management does discuss strategic alternatives to try to realize value, given that the stock, by almost any measure, if you were to measure it versus other REITs, where prison REITs have traded in so many different ways, this stock is trading at a fraction of what it should be. And obviously, you can make the point that should the Democrats win, it will be — regardless of how you are actually positioned perception-wise, plus the fact of all the political movements against private prisons or whatever you want to say about that, you can make a case that maybe at this environment, where we are in America right now, that maybe private prisons shouldn’t be a public company or something along those lines. So I’m just wondering if management and the Board does discuss these matters, especially given in light of an election a year from now.

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Yes, great question. And the short answer is absolutely. Yes, we have constant communication not only with the management team, but also with the Board, and we’re always assessing not only the current operating environment and political environment, but also what alternatives could be. So obviously, not here today to disclose anything on what we’re considering and how we weight it, but I guess I would look at past history, which is things like share repurchases, things like that, those are options that we’ve considered and actually have executed on.

So I think based on the current environment, absolutely agree. Look at our share price. That could be a good option at the appropriate time. So again, not here to disclose the actual option and how we’re weighting it and what the timing could be, but I think past history shows that not only do we consider, but we execute at the appropriate time those various options. Anything to add to that, David?

David M. Garfinkle - CoreCivic, Inc. - Executive VP & CFO

No. Well, I guess I’d say, obviously, we think our stock is undervalued, but — and a stock repurchase program would be a very attractive option for us, if I think we had, we didn’t have — we weren’t operating in the environment right now, where the bank has made announcements not to provide financing to us until we demonstrate excess capital, which I believe we’re going to have or continue to have. That’s a challenging strategy, but as Damon mentioned, we’ve done that before and we listen to investors and we’ll do what’s in the best interest for the shareholders.

Operator

There are no more questions in the queue at this time. I would now like to turn the conference back over to Damon Hininger for closing remarks.

Damon T. Hininger - CoreCivic, Inc. - President, CEO & Director

Thank you, Shelby. Before we conclude the call, I want again to take a moment to recognize our employees who are teachers, chaplains, nurses, mothers and fathers of veterans and many others. These are really good people doing great work for our government partners and the individuals who trusted in our care. I want to thank them for the meaningful work that they do, making a real difference for those in our care. Whether they are putting individuals on the road to reentry or providing a safe environment for people who have just entered our country, they play a meaningful and important role, and for that I am truly thankful.

And as I mentioned earlier, many of our employees are veterans. As we come upon Veterans Day next week, I want to thank them and all veterans for their service to our wonderful country. Having spent 27 years working for this company and now just over 10 years as CEO, I’m extremely proud of our mission in the life-changing work we do for all those in our care. We are confident in our purpose and the reality of who we are and what we do.

A couple of additional items I would like to report on before we conclude today’s call. First, we will be in Los Angeles next week for Nareit’s REITWorld. Let Cameron Hopewell know if you would like to meet with us, because we would enjoy meeting with you and/or catching up with you if you’re going to be at the conference.

Second, we are very excited to be one of the founding members, along with GEO and MTC, for the Day 1 Alliance. The Day 1 Alliance is a trade association representing private sector contractors helping address corrections and detention challenges in the United States. For more than 35 years, D1A members have worked with local, state and federal governments led by members of both political parties to provide professional, humane and respectful treatment to incarcerated and detained individuals.

From Day 1, we understand we have responsibility to provide safe and dignified care to those in our facilities. Day 1 members do not lobby for or against policies, regulations or legislation that impact the basis for or duration of an individual’s incarceration or detention. To learn more about D1A, look at their website, which is day1alliance.org — that’s day number 1 alliance.org, or follow them on Twitter at the Day 1 Alliance.

So finally, I’d like to thank everyone for joining us on the call today. We look forward to reporting to you our full year 2019 financial results and provide you with our initial outlook for 2020 in February. Thank you.

Operator

This concludes today’s call. Thank you for your participation. You may now disconnect.